Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-67371, 333-76724, 333-96919, 333-121829 and 333-142143), on Form S-4 (File No. 333-140067) and on Form S-8 (File Nos. 333-39674, 333-39676, 333-39678, 333-103527, 333-113704, 333-124803, and 333-147599) of Headwaters Incorporated of our reports dated November 19, 2008 with respect to the consolidated financial statements of Headwaters Incorporated and the effectiveness of internal control over financial reporting of Headwaters Incorporated included in this Annual Report (Form 10-K) for the year ended September 30, 2008.

/s/ Ernst & Young LLP

Salt Lake City, Utah

November 19, 2008